As filed with the Securities and Exchange Commission on April 9, 2010

Registration No. 333-164905

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Chesapeake Midstream Partners, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4922	80-0534394
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

777 NW Grand Boulevard

Oklahoma City, Oklahoma 73118

(405) 935-1500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Registrant’s Principal Executive Offices)

J. Mike Stice

777 NW Grand Boulevard

Oklahoma City, Oklahoma 73118

(405) 935-1500

(Name, Address, Including Zip Code, and Telephone Number, Including Area

Code, of Agent for Service)

Copies to:

D. Alan Beck, Jr. Alan P. Baden Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222	Joshua Davidson Chris J. Arntzen Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, Texas 77002 (713) 229-1234

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-164905) of Chesapeake Midstream Partners, L.P. is being filed solely to amend Item 16 of Part II thereof and to transmit certain exhibits thereto. This Amendment No. 1 does not modify any provision of the preliminary prospectus constituting Part 1 or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, this Amendment No. 1 does not include a copy of the preliminary prospectus.

Part II

Information required in the registration statement

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below are the expenses (other than underwriting discounts and commissions and structuring fees) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee and the FINRA filing fee, the amounts set forth below are estimates.

SEC registration fee	$24,599
FINRA filing fee	35,000
Printing and engraving expenses	*
Fees and expenses of legal counsel	*
Accounting fees and expenses	*
Transfer agent and registrar fees	*
New York Stock Exchange listing fee	*
Miscellaneous	*

Total	*

*	To be provided by amendment.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Chesapeake Midstream Partners, L.P.

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The section of the prospectus entitled “The Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by reference.

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•	any person who is or was a director, officer, member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

•

any person who is or was serving as director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner, any departing general partner, an affiliate of our general partner or an affiliate of any departing general partners; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Additionally, pursuant to the omnibus agreement, we will be entitled to indemnification for certain liabilities, and we will be required to indemnify Chesapeake for certain liabilities.

We have agreed to indemnify Chesapeake and certain affiliates of Chesapeake against any loss or expense with respect to certain surety bonds issued for our benefit and for which we are obligated to provide indemnity insurance to Chesapeake. We may also be required to indemnify Chesapeake in connection with future surety bond issuances made for our benefit. The section of the prospectus entitled “Certain Relationships and Related Party Transactions—Agreements with Affiliates—Surety Bond Indemnification Agreement” describes in more detail our obligation to indemnify Chesapeake with respect to our surety bond indemnification agreement and is incorporated herein by reference.

The underwriting agreement to be entered into in connection with the sale of the securities offered pursuant to this registration statement, the form of which has been filed as an exhibit to this registration statement, provides for indemnification of Chesapeake and our general partner, their officers and directors, and any person who controls Chesapeake and our general partner, including indemnification for liabilities under the Securities Act.

Chesapeake Midstream GP, L.L.C.

Section 18-108 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”) provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of Chesapeake Midstream GP, L.L.C., our general partner, provides that our general partner shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of our general partner, or is or was serving at the request of our general partner as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “indemnitee”), against expenses (including reasonable attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such indemnitee in connection with such action, suit or proceeding to the full extent permitted by the Delaware LLC Act, upon such determination having been made as to such indemnitee’s good faith and conduct as is required by the Delaware LLC Act. The limited liability company agreement of our general partner also provides that expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by our general partner in advance of the final disposition of such action, suit or proceeding to the extent, if any, authorized by our general partner’s sole member in accordance with the provisions of the Delaware LLC Act, upon receipt of an undertaking by or on behalf of the indemnitee to repay such amount unless it shall ultimately be determined that indemnitee is entitled to be indemnified by our general partner. Officers, directors and affiliates of our general partner are also indemnified by us, as described above.

Our general partner will enter into indemnification agreements (each, an “Indemnification Agreement”) with each of its officers and directors. Each Indemnification Agreement provides that our general partner will indemnify and hold harmless each officer and director against all expense, liability and loss (including attorneys’ fees, judgments, fines or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by an officer or director in connection with serving in their capacity as officers and directors of our general partner (or of any subsidiary of our general partner) or in any capacity at the request of our general partner or its board of directors to the fullest extent permitted by Section 18-108 of the Delaware LLC Act, as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits our general partner to provide broader indemnification rights than such law permitted our general partner to provide prior to such amendment), or by other applicable law as then in effect. Each Indemnification Agreement also provides that our general partner must advance payment of certain expenses to an officer or director, including fees of counsel, in advance of final disposition of any proceeding subject to receipt of an undertaking from such officer or director to return such advance if it is ultimately determined that such officer or director is not entitled to indemnification.

Our general partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of our general partner or any of its direct or indirect subsidiaries.

Chesapeake Energy Corporation

Section 1031 of the Oklahoma General Corporation Act generally provides that an Oklahoma corporation has the power to indemnify (a) any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful; and (b) any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses, including attorneys’ fees, actually and reasonably incurred by the person in connection with the defense or settlement of an action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper.

Article VIII of Chesapeake’s restated certificate of incorporation provides that Chesapeake shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of Chesapeake) by reason of the fact that he or she is or was a director, officer, employee or agent of Chesapeake or is or was serving at the request of Chesapeake as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of Chesapeake and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, Article VI of Chesapeake’s amended and restated bylaws generally provides that Chesapeake shall indemnify any person who is a director, officer, employee or agent of Chesapeake or is or was serving at the request of Chesapeake as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise to the fullest extent permitted by Section 1031 of the Oklahoma General Corporation Act.

Chesapeake has entered into indemnity agreements with each of its officers and directors, including Messrs. J. Mike Stice, Aubrey K. McClendon and Marcus C. Rowland, which generally provide that Chesapeake shall indemnify its officers and directors in connection with serving in their capacity as an officer, director, employee or agent of Chesapeake or an affiliate or serving at the request of Chesapeake as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by law. In addition, Chesapeake provides liability insurance for each of its directors and executive officers.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

On February 12, 2010, in connection with the formation of Chesapeake Midstream Partners, L.P. (the “Partnership”), the Partnership issued to (i) its general partner the 2.0% general partner interest in the Partnership for $20 and (ii) Chesapeake Midstream Ventures, L.L.C. the 98.0% limited partner interest in the Partnership for $980. The issuance was exempt from registration under Section 4(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

ITEM 16.	EXHIBITS.

The following documents are filed as exhibits to this registration statement:

Exhibit Number		Description
1.1*	—	Form of Underwriting Agreement

3.1**	—	Certificate of Limited Partnership of Chesapeake Midstream Partners, L.P.

3.2*	—	Form of Amended and Restated Agreement of Limited Partnership of Chesapeake Midstream Partners, L.P. (included as Appendix A in the prospectus included in this Registration Statement)

3.3**	—	Certificate of Formation of Chesapeake Midstream GP, L.L.C.

3.4*	—	Form of Amended and Restated Limited Liability Company Agreement of Chesapeake Midstream GP, L.L.C.

5.1*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

8.1*	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters

10.1*	—	Form of Credit Agreement

10.2†	—	Chesapeake Gas Gathering Agreement

10.3†	—	Total Gas Gathering Agreement

10.4†	—	Additional Agreement

10.5*	—	Form of Contribution Agreement

10.6*	—	Form of Omnibus Agreement

10.7*	—	Form of Services Agreement

10.8†	—	Gas Compressor Master Rental and Servicing Agreement

10.9*	—	Form of Employee Transfer Agreement

10.10*	—	Form of Employee Secondment Agreement

10.11*	—	Form of Shared Services Agreement with respect to J. Mike Stice

10.12*	—	Employment Agreement of J. Mike Stice

10.13*	—	Employment Agreement of Robert S. Purgason

10.14*	—	Employment Agreement of David C. Shiels

10.15*	—	Form of Registration Rights Agreement

10.16*	—	Form of Chesapeake Midstream Management Incentive Compensation Plan

10.17*	—	Form of Chesapeake Midstream Long-Term Incentive Plan

10.18*	—	Form of Indemnification Agreement

21.1*	—	List of Subsidiaries of Chesapeake Midstream Partners, L.P.

23.1**	—	Consent of PricewaterhouseCoopers LLP

23.2*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)

23.3*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)

24.1**	—	Powers of Attorney (contained on the signature page to this registration statement)

*	To be filed by amendment.
**	Previously filed.
†	Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with Chesapeake or its subsidiaries, and of fees, commissions, compensation and other benefits paid, or accrued to Chesapeake or its subsidiaries for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the company.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on April 9, 2010.

Chesapeake Midstream Partners, L.P.

By:	Chesapeake Midstream GP, L.L.C., its general partner

By:	/s/ J. MIKE STICE
Name:	J. Mike Stice
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ J. MIKE STICE J. Mike Stice	Chief Executive Officer (Principal Executive Officer)	April 9, 2010

* David C. Shiels	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 9, 2010

* Matthew C. Harris	Director	April 9, 2010

* Aubrey K. McClendon	Director	April 9, 2010

* Marcus C. Rowland	Director	April 9, 2010

* William A. Woodburn	Director	April 9, 2010

*By:	/S/ J. MIKE STICE
J. Mike Stice Attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Description
1.1*	—	Form of Underwriting Agreement

3.1**	—	Certificate of Limited Partnership of Chesapeake Midstream Partners, L.P.

3.2*	—	Form of Amended and Restated Agreement of Limited Partnership of Chesapeake Midstream Partners, L.P. (included as Appendix A in the prospectus included in this Registration Statement)

3.3**	—	Certificate of Formation of Chesapeake Midstream GP, L.L.C.

3.4*	—	Form of Amended and Restated Limited Liability Company Agreement of Chesapeake Midstream GP, L.L.C.

5.1*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

8.1*	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters

10.1*	—	Form of Credit Agreement

10.2†	—	Chesapeake Gas Gathering Agreement

10.3†	—	Total Gas Gathering Agreement

10.4†	—	Additional Agreement

10.5*	—	Form of Contribution Agreement

10.6*	—	Form of Omnibus Agreement

10.7*	—	Form of Services Agreement

10.8†	—	Gas Compressor Master Rental and Servicing Agreement

10.9*	—	Form of Employee Transfer Agreement

10.10*	—	Form of Employee Secondment Agreement

10.11*	—	Form of Shared Services Agreement with respect to J. Mike Stice

10.12*	—	Employment Agreement of J. Mike Stice

10.13*	—	Employment Agreement of Robert S. Purgason

10.14*	—	Employment Agreement of David C. Shiels

10.15*	—	Form of Registration Rights Agreement

10.16*	—	Form of Chesapeake Midstream Management Incentive Compensation Plan

10.17*	—	Form of Chesapeake Midstream Long-Term Incentive Plan

10.18*	—	Form of Indemnification Agreement

21.1*	—	List of Subsidiaries of Chesapeake Midstream Partners, L.P.

23.1**	—	Consent of PricewaterhouseCoopers LLP

23.2*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)

23.3*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)

24.1**	—	Powers of Attorney (contained on the signature page to this registration statement)

*	To be filed by amendment.
**	Previously filed.
†	Portions of this exhibit have been omitted pursuant to a request for confidential treatment.